Exhibit 99.2

WHITESTONE REIT
Charter of Nominating and Corporate Governance Committee

Effective as of May 14, 2007

The Board of Trustees (the “Board”) of Whitestone REIT (the “REIT”) adopted this Charter of the Nominating and Corporate Governance Committee of the Board (the “Committee”) on May 14, 2007 (the “Effective Date”).  This Charter supersedes any other Committee charter adopted by the Board prior to the Effective Date.

Purpose

With respect to the REIT and Whitestone REIT Operating Partnership, L.P. (together with the REIT, the “Company”), the primary purposes of the Committee are to assist the Board in fulfilling its responsibilities relating to:

•	identification of individuals qualified to become Board members and recommendation of trustee nominees to the Board prior to each annual meeting of shareholders;

•	recommendation of nominees for committees of the Board; and

•	matters concerning corporate governance practices.

Composition

The Committee shall be comprised of at least three members, each of whom shall:

•	qualify as “independent” under the Listing Standards (the “Listing Standards”) of The Nasdaq Stock Market, Inc.; and

•	be otherwise free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Members shall be appointed by the Board based on nominations recommended by the Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s duties.  Members of the Committee may participate in a meeting of the Committee by conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Duties and Powers

To carry out its purposes, the Committee shall have the following duties and powers:

Nominating

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Retain, as deemed necessary, and terminate any search firm to be used to identify trustee candidates.  Retain, as deemed necessary, and terminate any other advisors.  The Committee shall have sole authority to select such search firm and other advisors and approve their fees and other retention terms.

•	Determine desired board skills and attributes. The Committee shall consider personal and professional integrity, ability and judgment and such other factors deemed appropriate.

•	Actively seek individuals whose skills and attributes reflect those desired and evaluate and propose nominees for election to the Board.

•	Review the slate of trustees who are to be re-nominated to determine whether they are meeting the Board’s expectations of them.

•	Make recommendations to the full Board for appointments to fill vacancies of any unexpired term on the Board.

•	Annually recommend to the Board nominees for submission to shareholders for approval at the time of the annual meeting of shareholders.

•	Annually review committee chairs and membership and recommend any changes to the full Board.

Governance

•	Evaluate and recommend to the Board the resignation of individual trustees for appropriate reasons, as determined by the Committee in its discretion.

•	Review any questions regarding the independence of Board members in accordance with the Listing Standards and other applicable rules and regulations.

•	Advise and make recommendations to the Board on matters concerning corporate governance and directorship practices.

•	Review potential or actual conflicts of interest between Board members and between the Company and other companies on which a Board member of the Company may serve.

•	Oversee the evaluation of the Board through an annual review of the performance of the Board and its committees, and provide the evaluation, together with any recommendations, to the Board.

General

•	Report periodically to the Board and propose any necessary action to the Board.

•	Annually review the adequacy of this Charter and recommend any proposed changes to the Board for approval.

•	Annually evaluate the performance of the Committee.

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Perform any other activities consistent with this Charter, the Company’s amended and restated declaration of trust and bylaws and applicable laws, as the Committee deems appropriate or as requested by the Board.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage and approve fees and other retention terms of special or independent counsel or other advisors, as it deems appropriate to carry out its duties, without seeking approval of the Board or management.  The Company will provide for appropriate funding, as determined by the Committee, for the payment of (a) compensation to any advisors employed by the Committee under the preceding sentence, and (b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Delegation to Subcommittee

To the extent permitted by applicable law, the Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee; provided, however, that any actions taken pursuant to any such delegation shall be reported to the Committee at its next meeting.

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